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Exhibit 4.17

EXCHANGE AGREEMENT

        THIS EXCHANGE AGREEMENT (this "Agreement") is made as of December 30, 2003, by and among La Quinta Properties, Inc., a Delaware corporation (the "Company"), and Debra L. Herman (the "Exchanging Stockholder").

        WHEREAS, the Exchanging Stockholder owns beneficially and of record 1,000 shares of the Company's 9% Series B Cumulative Redeemable Convertible Preferred Stock (the "Series B Shares");

        WHEREAS, the Company has agreed with the Exchanging Stockholder to exchange the Series B Shares for 1,000,000 depositary shares (the "Depositary Shares") which represent 100,000 shares of the Company's 9% Series A Cumulative Redeemable Preferred Stock (the "Series A Shares"), in accordance with the terms and provisions hereof;

        WHEREAS, the Company, La Quinta Corporation, and the Exchanging Stockholder's husband, Michael D. Herman, are parties to that certain Purchase and Sale Agreement (the "Purchase Agreement"), dated as of December 30, 2003, pursuant to which the Michael D. Herman has agreed to purchase all of the outstanding equity of TeleMatrix, Inc. and TeleMatrix Equipment, LLC held by the Company and La Quinta Corporation for $6,000,000 in cash; and

        WHEREAS, the closing of the transactions contemplated by the Purchase Agreement is a condition precedent to the consummation of the transactions contemplated by this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. EXCHANGE

1.1 Exchange of Shares. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth herein, the Exchanging Stockholder shall exchange with the Company the Series B Shares for the Depositary Shares (the "Exchange").

1.2 Depositary Shares. Prior to the Closing (as defined below) the Company shall deposit with American Stock Transfer and Trust Company (the "Depositary") the Series A Shares and shall direct the Depositary to issue the Depositary Shares in the name of the Exchanging Stockholder.

1.3 Closing and Deliveries.

  (a)
  The Exchange shall occur immediately following the consummation of the transactions contemplated by the Purchase Agreement and shall take place at the same location as the closing thereof as set forth in the Purchase Agreement (which time and place are designated as the "Closing").

  (b)
  At the Closing,

  (i)
  the Company shall deliver, or cause the Depositary to deliver, to the Exchanging Stockholder a duly executed certificate, or certificates, representing the Depositary Shares;

  (ii)
  the Exchanging Stockholder shall deliver to the Company the stock certificates evidencing all of the Series B Shares, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank, or if such stock certificates are not then available, affidavits of loss in lieu thereof acceptable to the Company; and

  (iii)
  the Company and the Exchanging Stockholder will each execute and deliver the Registration Rights Agreement of even date herewith.

  (c)
  It shall be a condition to Closing that the provisions of Article Thirteenth of the Company's Certificate of Incorporation regarding ownership limitation of Company securities shall have been properly waived by the Company with respect to the Exchanging Stockholder and the Exchanging Stockholder shall supply such documents, certificates and other information as may be reasonably requested to facilitate such waiver.

1.4 Further Assurances. The Exchanging Stockholder from time to time after the Closing at the request of the Company, and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as the Company may reasonably request to more effectively transfer and assign to, and vest in, the Company the Series B Shares and all rights thereto, and to fully implement the intent and provisions of this Agreement.

1.5 Dividend Waiver. The Exchanging Stockholder will receive dividends on the Series B Shares through December 31, 2003, and will not be entitled to dividends on the Depositary Shares or the Series A Shares until January 1, 2004. Accordingly, the Company and the Exchanging Stockholder acknowledge and agree that the Series B Shares are issued and outstanding on the date hereof and on December 15, 2003 and that neither the Depositary Shares nor the Series A Shares are or were outstanding on either such date. With respect to the Depositary Shares and the Series A Shares, the Exchanging Stockholder hereby expressly waives any and all rights and claims to all dividends, of every kind and nature, which, prior to December 31, 2003, are paid, become payable, are declared or for which a record date has occurred.

Section 2 . REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        In order to induce the Exchanging Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to the Exchanging Stockholder the following representations and warranties;

2.1 Authorization.

  (a)
  The Company has full right, power and authority under its governing documents to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles), and has been duly authorized by all necessary corporate action of the Company.

  (b)
  Neither the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by the Company of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Company's organizational documents. The execution and delivery by the Company of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by the Company of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which the Company is a party, or by which the Company is bound, except, in each case, as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

Issuance of Securities.

  (a)
  The Depositary Shares, when issued in accordance with the terms of this Agreement and the Deposit Agreement between the Company and the Depositary, will be validly issued, fully-paid and non-assessable.

  (b)
  The Series A Shares, when issued in accordance with the terms of this Agreement, will be validly issued, fully-paid and non-assessable.

2.3 Litigation.

  As of the date of this Agreement, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company's knowledge, threatened in writing, against the Company, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement, or (b) would have a material adverse effect on the ability of Company to perform its obligations under this Agreement.

2.4 Brokers.

  The Company has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

2.5 Warranties Limited.

  THE COMPANY HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE SERIES A SHARES, THE DEPOSITARY SHARES, THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION II.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING STOCKHOLDER

        In order to induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, the Exchanging Stockholder hereby makes to the Company the following representations and warranties:

3.1 Authority.

  The Exchanging Stockholder has the power, authority and legal capacity to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Exchanging Stockholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Exchanging Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of the Exchanging Stockholder, enforceable against the Exchanging Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

3.2 No Conflict.

  Neither the execution and delivery by the Exchanging Stockholder of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by the Exchanging Stockholder of the transactions in accordance with the terms hereof and thereof, will violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, pledge, deed of trust, lease, contract or other agreement to which the Exchanging Stockholder is a party, or by which the Exchanging Stockholder or the Series B Shares are bound.

3.3 Consents and Approvals.

  (a)
  The execution, delivery and performance of this Agreement by the Exchanging Stockholder will not, as of the Closing, require any consent, approval, authorization or other action by, or filing with or notification to, any, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

  (b)
  The execution, delivery and performance of this Agreement by the Exchanging Stockholder will not, as of the Closing, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of the Exchanging Stockholder to perform its obligations under this Agreement.

3.4 Series B Shares.

  The Exchanging Stockholder owns beneficially and of record all of the Series B Shares. The Series B Shares are, and when delivered by the Exchanging Stockholder to the Company pursuant to this Agreement will be, free and clear of any and all mortgages, pledges, liens, encumbrances or other charges (collectively, "Encumbrances"), other than Encumbrances, if any, resulting from this Agreement.

3.5 Litigation.

  As of the date of this Agreement, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Exchanging Stockholder's knowledge, threatened in writing, against the Exchanging Stockholder, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement, or (b) would have a material adverse effect on the ability of the Exchanging Stockholder to perform its obligations under this Agreement.

3.6 Brokers.

  The Exchanging Stockholder has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

3.7 Investment Intent.

  The Exchanging Stockholder is acquiring the Depositary Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Exchanging Stockholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). The Exchanging Stockholder acknowledges that neither the Depositary Shares to be acquired by the Exchanging Stockholder pursuant to the transactions nor the Series A Shares underlying the Depositary Shares have been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and the securities laws of any applicable state or other jurisdiction or an exemption from such registration is available.

3.8 Inspection; No Other Representations.

  The Exchanging Stockholder acknowledges and confirms that neither the Company nor any of its respective affiliates, officers, directors, employees, agents, advisors, or representatives have rendered any legal, tax or other advice to the Exchanging Stockholder in connection with any matters including, without limitation, the proposed transactions described herein. The Exchanging Stockholder is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of securities such as the Depositary Shares and the Series A Shares as contemplated hereunder. The Exchanging Stockholder has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Exchanging Stockholder has received all materials relating to the Depositary Shares, the Series A Shares and the businesses of the Company which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or to otherwise evaluate the merits of the transactions contemplated hereby. The Exchanging Stockholder acknowledges that the Company has given the Exchanging Stockholder complete and open access to the key employees, documents and facilities of the Company. The Company and its representatives and agents have answered, to the Exchanging Stockholder's satisfaction, all inquiries that the Exchanging Stockholder or its representatives have made concerning the Depositary Shares, the Series A Shares and the businesses of the Company or otherwise relating to the transactions contemplated hereby. The Exchanging Stockholder agrees to purchase the Depositary Shares based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company, except as expressly set forth in Section II of this Agreement.

Section 4. MISCELLANEOUS

4.1 Survival of Representations and Warranties.

  All representations, warranties, agreements, covenants and obligations contained herein shall survive the Closing. Notwithstanding the foregoing, all such representations and warranties shall, except as otherwise specifically provided herein, only survive until the twelve (12) month anniversary of the Closing.

4.2 Notices.

  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

  if to the Company, to:

      La Quinta Corporation
      La Quinta Properties, Inc.
      909 Hidden Ridge
      Suite 600
      Irving, TX 75038
      Attn: General Counsel

  with a copy (which shall not constitute notice) to:

      Goodwin Procter llp
      Exchange Place
      Boston, MA 02109
      Attn: Scott F. Duggan, Esq.

  If to the Exchanging Stockholder, to:

      Debra L. Herman
      4745 Broadlake View
      Colorado Springs, CO 80906

  with a copy (which shall not constitute notice) to:

      Fleming & O'Neill, P.C.
      268 Summer Street
      Third Floor
      Boston, MA 02210
      Attn: Julia K. O'Neill, Esq.

4.3 Fees and Expenses.

  Except as provided otherwise herein, each of the Exchanging Stockholder, on the one hand, and the Company on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

4.4 Interpretation.

  When a reference is made in this Agreement to an article, section, schedule or exhibit, such reference will be to an article or section of, or a schedule or exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person or entity are also to its permitted successors and assigns.

4.5 Counterparts.

  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

4.6 Amendments.

  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the Exchanging Stockholder and the Company, or in the case of a waiver, the party waiving compliance.

4.7 Entire Agreement; Severability.

  This Agreement (including the exhibits, schedules, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

4.8 Third Party Beneficiaries.

  Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the parties hereto.

4.9 Governing Law.

  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

4.10 Assignment.

  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the Company and the Exchanging Stockholder. Any assignment in violation of the preceding sentence will be void. Subject to the first sentence of this Section 4.10, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

4.11 Consent to Jurisdiction.

  Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of Texas for any claim, suit or proceeding arising under this Agreement.

4.12 Dispute Resolution

  Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas.

  Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

  (a)
  mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

  (b)
  no other discovery;

  (c)
  hearings before the neutral advisor which shall not exceed three hours; such hearings to take place in one or two days at a maximum; and

  (d)
  decision to be rendered not later than ten (10) days following such hearings

The Exchanging Stockholder and the Company (i) hereby unconditionally and irrevocably submits to the jurisdiction of the United States District Court for the Northern District of Texas, for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. The Exchanging Stockholder and the Company hereby consent to service of process by registered mail at the address to which notices are to be given. The Exchanging Stockholder and the Company agree that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against the Exchanging Stockholder or the Company in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

4.13 Mutual Drafting.

  The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

4.14 Remedies.

  It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

4.15 Limitation of Liabilities.

  Notwithstanding anything contained in this Agreement to the contrary, no party shall have any liability hereunder for any lost profits or any consequential, incidental or punitive damages, each of which is hereby excluded by agreement of the parties regardless of whether or not any party has been advised of the possibility of such damages.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed as of the date first set forth above.

COMPANY:
LA QUINTA PROPERTIES, INC.
By:	/s/ STEVEN J. FLOWERS Name: Steven J. Flowers Title: Vice President and Treasurer
EXCHANGING STOCKHOLDER:
/s/ DEBRA L. HERMAN Debra L. Herman

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  Exhibit 4.17
EXCHANGE AGREEMENT